UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2009

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey	07666
(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233

(Registrant’s telephone number,

including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

At a meeting on March 26, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Cognizant Technology Solutions Corporation (the “Company”) took the following actions with regard to the cash compensation of the individuals who serve as the Company’s President and Chief Executive Officer, Chief Financial and Operating Officer, Vice Chairman, President and Managing Director, Global Delivery and Chief Operating Officer, Global Client Services (the “Named Executive Officers”).

2009 Base Salaries. The Compensation Committee reviewed the base salaries of the Named Executive Officers and approved the same base salaries for the Named Executive Officers for the 2009 calendar year as they received for the 2008 calendar year. The table below sets forth the 2008 annual base salary levels of those Named Executive Officers and the annual base salary levels in effect for them for the 2009 calendar year:

Name	2008 Annual Base Salary	2009 Annual Base Salary

Francisco D’Souza	$518,400	$518,400
President and Chief Executive Officer

Gordon Coburn	$466,560	$466,560
Chief Financial and Operating Officer and Treasurer

Lakshmi Narayanan	$100,000	$100,000	(1)
Vice Chairman

Ramakrishnan Chandrasekaran	$162,000	$162,000	(1)(2)
President and Managing Director, Global Delivery

Rajeev Mehta	$372,000	$372,000
Chief Operating Officer, Global Client Services

(1)	The salaries of Mr. Narayanan and Mr. Chandrasekaran will be converted into and paid in Indian rupees at the USD/INR exchange rate in effect as of January 1, 2009.
(2)	Mr. Chandrasekaran’s 2009 annual base salary of $162,000 is inclusive of the Company’s cost to provide Mr. Chandrasekaran with a Company vehicle.

2009 Bonus Program. The Compensation Committee also approved a cash bonus program for the 2009 calendar year (the “2009 Bonus Program”) pursuant to the Performance-Based Award provisions of the Company’s Amended and Restated 1999 Incentive Compensation Plan (the “Plan”). The 2009 Bonus Program provides cash bonus opportunities for selected executive officers of the Company, including certain of the Named Executive

Officers. Each participant in the 2009 Bonus Program is assigned a target bonus, expressed as a percentage of the participant’s annual base salary for the 2009 calendar year, to which they will become entitled if the applicable performance objectives are attained. The table below sets forth the applicable percentages for the Company’s Named Executive Officers under the 2009 Bonus Program, which are the same applicable percentages for the Named Executive Officers as those in effect for the 2008 calendar year.

Name	Target Bonus as Percentage of Annual Base Salary

Francisco D’Souza	70%
President and Chief Executive Officer

Gordon Coburn	70%
Chief Financial and Operating Officer and Treasurer

Lakshmi Narayanan	—
Vice Chairman

Ramakrishnan Chandrasekaran	70%
President and Managing Director, Global Delivery

Rajeev Mehta	70%
Chief Operating Officer, Global Client Services

The performance period for the 2009 Bonus Program is coincidental with the 2009 calendar year and the performance objectives for such performance period are tied to the Company’s performance for such period measured in terms of the following financial metrics: (i) revenue, (ii) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs and related fringe benefit taxes, subject to certain adjustments, and (iii) days sales are outstanding. The Compensation Committee has established threshold, target and maximum levels for each metric. The actual bonus to be paid per participant will be determined on the basis of the level at which each metric is actually attained, and each metric will be measured separately in terms of actual level of attainment and appropriately weighted in order to establish the individual bonus amount per participant. To the extent any performance metric is attained at a level between two of the designated levels, the bonus amount payable with respect to that metric will be determined on the basis of straight-line interpolation between those two levels.

In addition, the Compensation Committee determined that the maximum bonus payable per participant will not exceed two times his or her target bonus amount for the 2009 Bonus Program, and in no event will the bonus paid to any participant be in such amount so as to exceed the $10 million cumulative limitation in effect per person for the term of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
	Name:	Steven Schwartz
	Title:	Senior Vice President, General Counsel and Secretary

Date: March 30, 2009